Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Tandem Diabetes Care, Inc. 2023 Long-Term Incentive Plan of Tandem Diabetes Care, Inc. of our reports dated February 21, 2024, with respect to the consolidated financial statements of Tandem Diabetes Care, Inc. and the effectiveness of internal control over financial reporting of Tandem Diabetes Care, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California
May 22, 2024